Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statement (No. 333-163866) on Form S-3 of Retail Opportunity Investments Corp. of our report dated November 17, 2010, relating to our audit of the Statements of Revenues and Certain Expenses of Sycamore Creek, for the year ended December 31, 2009, included in this Current Report on Form 8-K.

/s/ PKF LLP

New York, New York
November 17, 2010